Reynolds Consumer Products Announces Executive Leadership Team Changes
Carlen Hooker appointed Chief Commercial Officer
Ryan Clark appointed President, Hefty Tableware
LAKE FOREST, Ill., May 14, 2025 – (BUSINESSWIRE) – Reynolds Consumer Products Inc. (Nasdaq: REYN) (the “Company”), a leading provider of household products, today announced executive leadership team changes to accelerate the Company’s strategy to drive revenue growth, market share gains and margin expansion.

•Carlen Hooker has been appointed Chief Commercial Officer, effective June 16, 2025. Hooker is a recognized CPG executive who brings strong commercial operations expertise from Church & Dwight, Ferrero U.S.A., Novartis, Pfizer and other renowned brands. She has a track record of driving growth, building high-performance teams and delivering results in dynamic markets. She succeeds Steve Pace, who is retiring from the Company and will partner with Hooker to ensure a seamless transition through July 31, 2025.
•Ryan Clark has been appointed President, Hefty Tableware, effective May 20, 2025. Clark brings over 25 years of CPG experience from Post Holdings, Conagra Brands and Kraft Foods. His proven approach to executing commercial and operational strategies has delivered enterprise-level results and sustainable growth, driving profitability and cash returns. He succeeds Rachel Bishop, who will be leaving the Company on June 30, 2025 to pursue other opportunities and will partner with Clark to transition responsibilities.

Hooker and Clark will report to Scott Huckins, President and CEO of Reynolds Consumer Products Inc.

“As we continue to focus on driving growth and expanding margins, I’m pleased to welcome Carlen and Ryan to the Company. Carlen’s impressive experience at Fortune 500 companies, disciplined revenue growth management and trusted customer relationships will further drive expansion across our portfolio. Ryan brings significant CPG experience and has a strong track record of unlocking growth and expanding margins, and I am excited about his leadership of our Tableware business. I look forward to partnering with Carlen and Ryan to drive long-term value for our customers and shareholders,” said Huckins.

Huckins added, “I would also like to thank Rachel and Steve, both of whom are well-respected leaders who made many contributions to our Company and wish them well in their next chapters.”

“I’m humbled to join Reynolds Consumer Products as Chief Commercial Officer, a company that holds the number one or two market positions in the majority of its categories and owns iconic household brands such as Reynolds and Hefty. I am excited to begin working with RCP’s talented team, building on the strong foundation of success in category management, implementing revenue growth management, strengthening existing retailer relationships, and supporting the Company’s future growth objective,” said Hooker.

“I’m excited to join Reynolds Consumer Products at this opportune time for the Company to capture growth opportunities driven by category trends, including a focus on convenience, sustainability, innovation and value. I look forward to working with Scott and the team to drive profitable growth in the Tableware category,” said Clark.

Executive Biographies

Carlen Hooker
Carlen Hooker has over 30 years of experience with Fortune 500 companies across CPG, Mobile/Telecom, Sales & Marketing Services and E-commerce and brings a proven record of success in CPG category management and sales. Most recently, Hooker served as EVP Sales, Chief Commercial Officer at Church & Dwight, where she led the $5.6B US Consumer Domestic business, which includes over 22 premium and value brands and over 200 team members. She developed and implemented an updated sales strategy that delivered mid-single digital net sales growth and maximized online sales. As Vice President, Mass Channel, Hooker strengthened large customer relationships and incorporated supply chain initiatives that led to an increase in market share. Prior to joining Church & Dwight, Hooker was Vice President, Ferrero U.S.A., where she drove sales across departments at Walmart and Sam’s Club, and was Senior Vice President, Acosta, a large private equity owned sales and marketing agency. Previously, she held various positions with increasing responsibility at Sun Products, Tracfone Wireless, Novartis, Pfizer, the Nielsen Company and Kellogg. Hooker holds a BA in Communications & Psychology from the University of Michigan and an MBA from University of Arkansas.

Ryan Clark
Ryan Clark brings over 25 years of experience in the CPG industry and a strong track record of success in General Management with P&L ownership. Previously, Clark served as Chief Commercial Officer, Grocery, at Post Consumer Brands, where he expanded gross margins through portfolio optimization, pricing, productivity and market share growth. He served as President of Animated Brands, a business unit that was later integrated into Post Consumer Brands where he led double-digit EBITDA growth of the Peter Pan nut butter business. Before that, he spent 10 years at Conagra Brands, serving as President of various business units, including Protein Brands, Frozen Meals, Frozen & Refrigerated Foods and Grocery Foods. Clark also spent 11 years at Kraft Foods in Brand Management where he held several roles of increasing scope and responsibility. He began his career at Deloitte & Touche. Clark holds a BA in Economics from St. Lawrence University and MBA from Vanderbilt University.

About Reynolds Consumer Products Inc.
Reynolds Consumer Products is a leading provider of household products that simplify daily life so consumers can enjoy what matters most. With a presence in 95% of households across the United States, Reynolds Consumer Products manufactures and sells products that people use in their homes for cooking, serving, cleanup and storage. Iconic brands include Reynolds Wrap® aluminum foil and Hefty® trash bags and disposable tableware, as well as dedicated store brands which are strategically important to retail customers. Overall, Reynolds Consumer Products holds the No. 1 or No. 2 U.S. market share position in the majority of product categories it serves. For more information, visit https://investors.reynoldsconsumerproducts.com/

Investor Contact:
Mark Swartzberg
Mark.Swartzberg@reynoldsbrands.com
(847) 482-4081

Media Contact:
Edelman Smithfield for RCP
ReynoldsConsumerProducts@EdelmanSmithfield.com

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